Exhibit 10.124

VL8 POOL INC.

As Company

-and-

NAVIG8 CRUDE TANKERS 1 INC

As Participant

POOL AGREEMENT

Relating to Hull No. S768 at

Hyundai Samho Industries Co., Ltd.

INDEX

CLAUSE		PAGE

1	DEFINITIONS	1
2	PURPOSE OF THE POOL — SHARING OF REVENUES AND LIABILITIES	3
3	PERIOD OF THE VESSEL’S PARTICIPATION IN THE POOL	4
4	POOL EARNING POINTS	4
5	VESSEL’S POOL EARNINGS POINTS UPON ENTRY	6
6	TIME CHARTER PARTY	6
7	COMMERCIAL MANAGEMENT AGREEMENT/MANAGEMENT FEE	7
8	DISTRIBUTION	8
9	ACCOUNTING	9
10	WORKING CAPITAL CONTRIBUTION AND RETENTION	10
11	POOL COMMITTEE	11
12	CALCULATION OF POOL NET REVENUE/LOSS; POOL GROSS REVENUE AND POOL EXPENSES	12
13	LAYING UP	14
14	INSURANCE	15
15	ASSIGNMENT OF EARNINGS	18
16	WITHDRAWAL/TERMINATION	19
17	SIRE AND OIL MAJOR APPROVALS	21
18	NATURE OF THE AGREEMENT	22
19	CONFIDENTIALITY	23
20	TOTAL LOSS	23
21	CHOICE OF LAW AND JURISDICTION	23
22	LIABILITY AND INDEMNITY	25
23	NOTICES	26
24	ENTIRE AGREEMENT	27
25	RIGHTS OF THIRD PARTIES	27
APPENDIX 1 POOL EARNINGS POINTS CALCULATION		29
APPENDIX 2 COMMERCIAL MANAGEMENT AGREEMENT		30
APPENDIX 3 TIME CHARTER PARTY		31
APPENDIX 4 STANDARD TIME CHARTER PARTY OF THE POOL		32

THIS POOL PARTICIPATION AGREEMENT is entered into on the 17th day of December 2013

BETWEEN

(1)                                 VL8 Pool Inc, a Marshall Island corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960                (“the Company”) and

(2)                                 Navig8 Crude Tankers 1 Inc., a Marshall Islands corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960  (“the Participant”)

WHEREAS

(A)                               The Participant is the buyer and owner of Hull No. S768 at Hyundai Samho Industries Co., Ltd (“the Vessel”);

(B)                               The Company and the Participant have agreed that the Vessel should be entered into the pool defined below;

(C)                               The Vessel will be entered into the Pool by way of a time charter party between the Company and the Participant; and

(D)                               VL8 Management Inc (“the Manager”) shall, on behalf of the Company, be responsible for the marketing and commercial operation of the Vessel in the Pool in accordance with a Commercial Management Agreement dated 1st September 2010.  The Commercial Management Agreement is annexed hereto as Appendix 2.

IT IS HEREBY AGREED as follows:

1                                                DEFINITIONS

1.1                                      In this Agreement the following terms shall have the following meanings:

“Affiliate” :  in respect of any person, means a Subsidiary of that person or a HoldingCompany of that person or any other Subsidiary of that Holding Company.

“Holding Company” :  in relation to any person, means any other person, company or corporation in respect of which it is a Subsidiary.

“Pool” :  the Pool of VLCC tankers operated by the Company.

“Pool Committee”  :  the committee described in Clause 11.

“Pool Participants” :  all participant entities having entered into Pool Participation Agreements with the Company.

“Pool Vessels” :  vessels entered and delivered into the Pool by Pool Participants.

“Quarter Date” :  each of 1st January, 1st April, 1st July and 1st October of any year.

“Sanctioned Person” :  any person, being an individual, corporation, company, association or government, who is listed as being subject to a sanction, regulation, official embargo or on any ‘Specially Designated Nationals List’ or ‘Blocked Persons’ lists’, or any equivalent lists maintained and imposed by the United Nations, European Union, Her Majesty’s Treasury in the United Kingdom or the United States Department of Treasury’s Office of Foreign Assets Control.

“Subsidiary” :  of a person means any other person:

(a)         directly or indirectly controlled by such person; or

(b)         of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50 per cent.

“Technical Committee” :  the committee described in Clause 4.

“Time Charter Party” :  the time charter party described in Clause 6.

“Third Party” :  a party which is neither a direct or indirect affiliate or subsidiary of or otherwise associated with the Participant.

2                                                PURPOSE OF THE POOL — SHARING OF REVENUES AND LIABILITIES

2.1                                      The main objective of the Pool is to enter into arrangements for the commercial employment and operation of the Pool Vessels, arranged by the Company, so as to secure for the Pool Participants the highest earnings per Pool Vessel on the basis of pooling the revenue of the Pool Vessels and dividing it between the Pool Participants on the terms hereof.

2.2                                      The Company shall in its own name (as Time Charter Party owner) enter into contracts for the employment of the Pool Vessels.  The Company shall have authority, as Time Charter Party owners, to negotiate and conclude spot charters, consecutive voyage charters, contracts of affreightment and time charters for performance by the Pool Vessels provided that the maximum possible period for time contracts shall not exceed thirteen (13) months, unless otherwise agreed by the Participant, such agreement not to be unreasonably withheld.

2.3                                      All revenues earned from the operation of the Pool Vessels shall, after deduction of all costs involved in the operation of the Pool, be shared between the Pool Participants.  The Company accordingly shall not participate in the financial result of the Pool’s activities but only serve as a vehicle for entering into contracts and for the marketing of the Pool.

2.4                                      The Pool shall operate as a profit unit, separately from any other activities of the Company.

2.5                                      The Company shall be entitled to enter into charters, as charterers, with third party owners or disponent owners (“Third Party Charters”), for the purpose of chartering in vessels from such third party owners or disponent owners (“Third Party Vessels”)  in order to perform any contract entered into by the Company pursuant to the provisions of clause 2.2 hereof  (“Pool Contracts”) and which cannot be performed (whether in whole or in part) by any of the existing Pool Vessels.

All Third Party Charters shall, to the extent possible, be for the same period as the Pool Contract that is being covered.

3                                                PERIOD OF THE VESSEL’S PARTICIPATION IN THE POOL

3.1                                      The Vessel shall, subject to Clause 16 hereof, be placed at the disposal of the Company for a minimum period of twelve (12) months.

4                                                POOL EARNING POINTS

4.1                                      The Pool revenues shall be shared according to a distribution key based on Pool earning points allocated to each Pool Vessel (“Pool Earning Points”). The Pool Earning Points allocated to the Vessel shall, as correctly as possible, reflect the relative earning potential of the Vessel compared with the other Pool Vessels.

4.2                                      The basis for the calculation of Pool Earning Points is set out in Appendix 1. At the start of each year during January, the Company shall submit to the Pool Committee for its approval a proposal for the revised basis of calculations for the ensuing year commencing on 1 January (the “Annual Calculation Review”). Upon such approval by the Pool Committee, the Company will calculate or, as the case may be, recalculate Pool Earning Points for each Pool Vessel in accordance with the revised principles of calculation which shall take effect for the whole calendar year from 1 January. The approved revised principles of calculation resulting from the Annual Calculation Review shall take effect as the new Appendix 1 to this Agreement with effect from 1 January of the relevant year, replacing the previous year’s version of Appendix 1.

4.3                                      The Vessel shall initially be allocated the Pool Earning Points stated in 5.1 below (the “Initial Pool Points”). The Vessel’s performance shall be reviewed by the Technical Committee on the third Quarter Date occurring after the date the Vessel has entered into the Pool (the “Delivery Date”) or, in the event that there is insufficient data on such third Quarter Date, on the fourth Quarter Date occurring after the Delivery Date (the “Initial Performance Review”). The Initial Performance Review will be based on the actual speed and consumption data of the Vessel received since the Delivery Date and the Initial Pool Points will be revised to take into account the results of such review. The results of the Initial Performance Review shall be circulated to the Participant before, and apply on and from, the first Quarter Date falling after the Initial Performance Review date. The new Pool Earnings Points determined from the Initial Performance Review shall apply:

(a)                          retrospectively from the Delivery Date up to (but not including) the third Quarter Date occurring after the Delivery Date as definitive performance-based Pool Earnings Points; and

(b)                          provisionally from the third Quarter Date occurring after the Delivery Date for the next three quarter periods until the results of the first Periodic Performance Review (as described in clause 4.4 below) are determined and circulated to the Participant. For the avoidance of doubt, the application of the results of the Initial Performance Review under this sub-paragraph (b) will involve a retrospective Pool Earnings Points adjustment to the first (or in some cases, the first two) of the above three quarter periods, and the Participant’s entitlement to distributions for the above periods following the Initial Performance Review shall be adjusted accordingly.

4.4                                      Further on-going performance reviews of the Vessel based on the Vessel’s actual speed and consumption data shall be conducted on the fifth Quarter Date following the Delivery Date and on every second Quarter Date thereafter (each a “Periodical Performance Review”). Each Periodical Performance Review shall be based on the Vessel’s performance data from the previous twelve (12) months and following such review, the Vessel’s Pool Earnings Points shall be revised to take into account the results of such review. The results of each Periodical Performance Review shall be circulated to the Participant before, and apply on and from, the first Quarter Date falling after such Periodical Performance Review date. The new Pool Earnings Points determined from each Periodical Performance Review shall apply:

(a)                          retrospectively for the two quarter periods ending on (but not including) the relevant Periodical Performance Review date as definitive performance-based Pool Earnings Points; and

(b)                          provisionally for the next three quarter periods following such Periodical Performance Review date until the results of the next Periodic Performance

Review are determined and circulated to the Participant. For the avoidance of doubt, the application of the results of such Periodical Performance Review under this sub-paragraph (b) will involve a retrospective Pool Earnings Points adjustment to the first of the above three quarter periods, and the Participant’s entitlement to distributions for the above periods following each Periodical Performance Review shall be adjusted accordingly.

4.5                                      The Technical Committee shall consist of one member nominated by the Manager and one member elected by the Company every year.

5                                                VESSEL’S POOL EARNINGS POINTS UPON ENTRY

5.1                                      At the time that the Vessel enters into the Pool, [TBC] Pool Earning Points shall be allocated to the Vessel.

6                                                TIME CHARTER PARTY

6.1                                      The Participant/the Vessel shall at any and all times during the term of this Agreement comply with the conditions, terms and warranties expressed or implied in this Agreement and in the Time Charter Party which shall be deemed to be an integral part of this Agreement. The terms of the main Pool Participation Agreement shall prevail if a conflict should arise in the interpretation of the terms of the main Pool Participation Agreement and the terms of the Time Charter Party.

6.2                                      When a Participant enters a Vessel into the Pool where the Participant is the owner or the bareboat charterer of the Vessel then the time charter party between the Company and the Participant shall be in the form attached hereto at Appendix 4.

6.3                                      When a Participant enters a Vessel in the Pool where the Participant has the Vessel on time charter then the time charter party between the Company and the Participant shall be on back-to-back terms with the terms of the time charter between the Participant and the Vessel’s owners or disponent owners subject always to the cover page of Appendix 3.

6.4                                      The charter party entered into between the Company and the Participant, whether pursuant to clause 6.2 or clause 6.3 above, shall be the Time Charter Party.  In the event that the Time Charter Party departs from the standard time charter terms of the Pool (attached hereto as Appendix 4) and such variations, in the opinion of the Pool Committee, have an effect on the earning potential of the Vessel, then such difference shall be reflected in the Pool Earning Points allocated to the Vessel.

6.5                                      Where the Participant is not the head owner of the Vessel, the Participant is obliged to notify the Company in advance and as soon as practicable of any planned change of Vessel ownership or technical management further up the charter chain for the Vessel. For the avoidance of doubt, any such change of Vessel ownership or technical management shall not affect any of the terms of this Agreement, including the Time Charter Party.

6.6                                      All time under the Time Charter Party shall be recorded in GMT.

7                                                COMMERCIAL MANAGEMENT AGREEMENT/MANAGEMENT FEE

7.1                                      The Company has entered into a Commercial Management Agreement with VL8 Management Inc (“the Manager”). The Commercial Management Agreement is annexed hereto as Appendix 2.  The Company shall pay a management fee to the Manager (“the Management Fee”) in consideration of the services rendered by the Manager under the Commercial Management Agreement and an administration fee to the Manager (“the Administration Fee”).

7.2                                      The Management Fee shall be one point two five percent (1.25%) commission on all income received under all contracts (voyage charters, consecutive voyage charters, contracts of affreightment and time charters) entered into for the account of the Company in relation to the Vessel (apart from the time charters which form part of the Pool Participation Agreement).  The commission shall be calculated by reference to and upon all hire, freight, deadfreight and demurrage collected on such transactions.

7.3                                      The Administration Fee shall be three hundred and twenty five dollars ($325) per day during the term of this Agreement in relation to the Vessel and the Administration Fee shall be payable on a monthly basis in arrears at the end of the first week of each month.

8                                                DISTRIBUTION

8.1                                      The Company shall invoice and collect all hire, freight, demurrage and other revenues due as a result of the Pool activities.  The Company will, on behalf of the Pool, pay all expenses payable by it as the Charterer under the Time Charter Party and pay the Management Fee and Administration Fee. The resulting Net Pool Revenue (as determined in accordance with Clause 12) shall be distributed as time charter hire to each Pool Participant in accordance with the Pool Earning Points of the individual Pool Vessels, adjusted for any off-hire, in accordance with the terms of this Agreement.

8.2                                      Distribution of time charter hire shall be made on a provisional basis, calculated on the basis outlined in Clause 12 hereof within the first week of each month. The provisional distribution to be based on the period up to the end of the previous month. The Participant’s entitlement to receive such provisional hire shall always be subject to the cash flow requirements of the Company.

8.3                                      The Company shall every quarter furnish the Participant with a provisional report on the financial result of the operation of the Pool for the preceding quarter and the Vessel’s earnings shall be adjusted taking into account the provisional monthly hire payments and the Vessel’s actual operating days in the Pool.

8.4                                      Further, the Company shall, not later than six (6) months after the end of its financial year (31 March) present to the Participant audited final accounts for the preceding financial year.

8.5                                      In the event that there is a breach by the Participant of its obligations under this Agreement (including the Time Charter Party), the Company has the right to set off an amount equal to the damages that the Company has incurred as a result of such breach against the distributions payable by the Company under clauses 8.1 and 8.2 or any working capital that is repayable by the Company under clause 10.

9                                                ACCOUNTING

9.1                                      The Manager shall keep such records and accounts as shall be necessary or appropriate for the proper operation of the Pool, including such accounts as shall be necessary for the calculation of distributions.

9.2                                      The Manager shall maintain systems of internal controls designed to provide reasonable assurance that transactions are properly executed sufficient to meet the requirements of an independent audit performed in accordance with International Auditing Standards.

9.3                                      The Manager shall no later than the 30th day following the end of each quarter, prepare and distribute to each Pool Participant unaudited accounts for the Pool (the “Pool Accounts”) and for each Pool Vessel for the period from 1 April to the end of the relevant quarter.  These quarterly, unaudited Pool Accounts shall include aggregate quarterly accounts with separate calculations made for each quarter.

9.4                                      The quarterly Pool Accounts must show:

(a)                          Net Pool Revenue and the total distributions made to Pool Participants to date;

(b)                          Time charter equivalent income for all voyages and charters performed by each Pool Vessel;

(c)                           The balance on the Company Bank Account and an appropriate reconciliation statement;

(d)                          Outstanding freight/demurrage due in respect of contracts performed by Pool Vessels;

(e)                           Off hire days for each Pool Vessel monthly and year to date;

9.5                                      The Pool Accounts will be maintained in United States Dollars

9.6                                      Messrs Moore Stephens or other major international accounting firm, on an annual basis, will audit the Pool’s books, including distributions.  Audited reports will be distributed to all Pool Participants.  All Pool records are available for review by each Pool Participant at the offices of the Manager.

9.7                                      At the request of the Participant the Company shall make available to an auditor nominated by the Participant all accounts and supporting documents required to verify the correct distribution of revenues to the Participant

10                                         WORKING CAPITAL CONTRIBUTION AND RETENTION

10.1                               The Participant shall, upon delivery of the Vessel under the Time Charter Party deposit in the Company’s account a working capital for the Vessel.  The working capital shall be determined by the Company and shall be $1,750,000, being the equivalent of the market value of thirty five (35) days of average bunker consumption for the Vessel together with the estimated costs and disbursements associated with three (3) port calls. Where there are bunkers on board the Vessel on delivery of the Vessel by the Participant to the Company, the value of the bunkers (based on last prices paid by the Participant on a first-in, first-out basis as evidenced by supporting invoices and bunker delivery receipts) shall be set-off against the working capital to be paid by the Participant to the Company.

Such working capital shall be repaid to the Participant after the termination of the Vessel’s participation in the Pool. An amount sufficient to cover possible reduced distribution to the Participant following adjustments of the provisional distribution of time charter hire shall nevertheless be withheld until final accounts are available. Where there are bunkers on board the Vessel on redelivery of the Vessel by the Company to the Participant, the value of the bunkers (based on last prices paid by the Company on a first-in, first-out basis as evidenced by supporting invoices and bunker delivery receipts) shall be set-off against the working capital to be repaid by the Company to the Participant.

10.2                               In the event that that the cashflow position of the Company, as determined by the Manager and the Pool Committee, is insufficient to allow the Company to perform its commercial commitments, then the Pool Committee shall be entitled to call for and be paid a further contribution to the working capital of the Company.  The Participants shall contribute such further contribution to the Company within ten (10) days of receipt of the Pool Committee’s written call, which contribution shall be refunded as soon as the company’s financial resources permit as determined by the Manager.

11                                         POOL COMMITTEE

11.1                               The Pool Committee shall consist of one (1) representative for each Pool Participant, three (3) representatives appointed by the Company and two (2) representatives of the Manager.  The two (2) representatives of the Manager shall not have the right to vote.

11.2                               Each Pool Participant shall have a number of votes corresponding to the number of Pool Vessels controlled by such Pool Participant.

11.3                               Members of the Pool Committee are elected for a one (1) year period.  If a member of the Pool Committee is a representative of a Pool Participant who no longer has a Pool Vessel in the Pool, such member shall automatically cease to be a member of the Pool Committee.

11.4                               The Pool Committee shall have the authority to make decisions in respect of the following matters as well as in respect of other matters put before by the Company:

(a)                          approval of the basis for the calculation of Pool Earning Points;

(b)                          call further contributions to the working capital of the Company in accordance with Clause 10.2;

11.5                               The Pool Committee shall meet at least once a year.  The Pool Committee meeting can take place by teleconference as well as by physical meetings.  Representatives to the Pool Committee shall be entitled to participate through proxies.

11.6                               All decisions requiring the approval of the Pool Committee shall be taken on the basis of a simple majority of votes casted (excluding abstentions).

12                                         CALCULATION OF POOL NET REVENUE/LOSS; POOL GROSS REVENUE AND POOL EXPENSES

12.1                               The Net Pool Revenue shall be equal to the Gross Pool Revenue (as detailed in Clause 12.2) less the Pool Expenses (as detailed in Clause 12.3) and subject to the adjustments described in Clause 12.4.

12.2                               The Gross Pool Revenues consist of:

(a)                          each Pool Vessel’s total voyage income (including without limitation freight, deadfreight and demurrage);

(b)                          all freight, deadfreight, demurrage, charter hire or any other amount received for the Pool Vessels fixed on charters and any loss of hire insurance proceeds paid in respect of any of the Pool Vessels;

(c)                           all freight, deadfreight, demurrage, charter hire or any other amount received by the Company in respect of Third Party Vessels;

(d)                          currency exchange gains;

(e)                           interest earned on funds held in the Company’s bank accounts or otherwise arising from the commercial operation of the Pool Vessels;

(f)                            any damages or other amounts received in settlement of any claims relating to performance of any contracts of employment by Pool Vessels or vessels chartered in;

(g)                           any voyage expenses related rebates;

(h)                          any savings or rebates;

(i)                              Pool’s share of any salvage money.

12.3                               The Pool Expenses consist of:

(a)                          each Pool Vessel’s total voyage expenses, including, without limitation, agents, tugs, port expenses, wharfage, bunker, canal fees, voyage related COFR expenses, additional war risk premium etc;

(b)                          all freight, deadfreight, demurrage, charter hire or any other amount paid by the Company under or in respect of Third Party Charters;

(c)                           all commissions or brokerage payable in respect of all fixtures, charter parties and contracts of affreightment concluded on behalf of the Company;

(d)                          all legal fees and any other out of pocket expenses whatsoever incurred by the Pool, the Company and the Manager in connection with the commercial operation and management of the Pool;

(e)                           all fees, costs and expenses whatsoever incurred by the Pool and/or the Company, and/or by the Manager on behalf of the Pool and/or the Company, including, but not limited to, fees and expenses of independent consultants, professional advisors and representatives, supercargo, port captains, surveyors, superintendents or other specialists, whom the Manager may deem desirable to be employed from time to time in connection with the commercial operation of the Pool;

(f)                            any insurance premium payable by the Company in accordance with the provisions of Clause 14;

(g)                           all payments made by the Company pursuant to Clause 14.4 hereof;

(h)                          provisions for contingencies in respect of any amount in dispute and/or doubtful in recovery;

(i)                              any other expenses and charges whatsoever incurred by the Company and the Manager or in respect of any Pool Vessel or any chartered-in vessel for the Pool’s purposes directly and indirectly to the management, administration and operation of the Pool;

(j)                             external auditor’s fees for review of the Company Accounts as provided in his Agreement;

(k)                          remuneration payable to the Manager pursuant to Clause 7;

(l)                              currency exchange losses;

(m)                      interest and bank charges/commissions payable on the Company’s bank accounts.

12.4                               The Net Pool Revenues shall be adjusted by the Company to take account of, or make provisions for, the following:

(a)                          results of voyages in progress;

(b)                          amounts of voyage revenues earned by the Pool Vessels but not yet received;

(c)                           apportionment of prepaid expenses not included in the voyages expenses as detailed hereof and of expenses paid after the relevant accounting period and attributable in whole or in part to such accounting period;

(d)                          retention to cover claims in progress;

(e)                           adequate provisions for any outstanding or contingent liability or obligation that would be considered (when accrued) as a Pool Expense.

12.5                               Any and all taxes and dues on the vessel and on payments to the Participant under this Agreement are to be for the Participant’s account and settled directly by it, save for taxes and dues which are solely in the nature of voyage expenses.

13                                         LAYING UP

13.1                               The Company subject to the approval of the Pool Committee may decide to lay up the Vessel (and other Pool Vessels) if market conditions justify such a decision.  If the Vessel is laid up, the Participant shall receive hire according to the Vessel’s Pool Earning Points but with a reduction for any net savings that the Participant may reasonably be expected to obtain as a result of the Vessel being laid up.

14                                         INSURANCE

14.1                               The Participant shall maintain P&I cover for the Vessel insured in a manner acceptable to the Company.

14.2                               The Company will take out legal defence cover with a defence club acceptable to the Pool Committee.

14.3                               The Company shall take out P&I charterer’s liability insurance and such other insurances as it may from time to time consider to be appropriate.

14.4                               In the event that the Vessel is required to transit through areas within the Gulf of Aden or the Indian Ocean which are covered by the current Joint War Committee listings (together, the “Risk Areas”), the following provisions shall apply:

(a)                          subject to clause 14.4(j), all Pool Vessels transiting the Gulf of Aden will transit under the first available naval convoy. Vessels remain on hire during waiting time;

(b)                          subject to clause 14.4(j), in case the Participant requires the Vessel to transit under a specific naval-led convoy, the Vessel will remain on-hire for a maximum of 24 hours waiting time.  Thereafter all waiting time to be off-hire and bunkers consumed during such time to be for Participants’ account;

(c)                           the Company will arrange for insurance cover for KnR (kidnap and ransom) on behalf of the Participant with a cap of USD 8 million for each transit undertaken by the Vessel through the Risk Areas.  Any additional KnR cover required by the Participant shall be arranged by the Participant, at its cost;

(d)                          the Company will arrange for insurance cover for loss of hire on behalf of the Participant for each transit undertaken by the Vessel through the Risk Areas for a maximum ninety (90) day period at a daily rate equal to the average Pool return for the previous calendar month. Any additional loss of hire cover required by the Participant shall be arranged by the Participant, at its cost;

(e)                           crew bonuses are reimbursable and will be paid by the Company up to 100% of the crew’s basic wages, per transit for the full crew (including officers), in line with the IBF MOA/ ITF Agreements, for a period limited to the number of days of transit through the IBF High Risk Area and if applicable, the IBF Extended Risk Zone. Any additional crew bonus paid ex-gratia by the Participant shall be for the Participant’s account;

(f)                            the Participant shall take out the Additional war risk cover for the Vessel, and provide necessary invoices and proof of payment to the Company for reimbursement by the Company to the Participant. The Participant shall procure discounts from their war risk underwriters for the fact that kidnap and ransom and loss of hire insurance have been taken out separately and if applicable, to take into account the presence of armed or unarmed guards on board the Vessel and other Vessel hardening measures undertaken for the Risk Area transit;

(g)                           the Company shall reimburse the Participant towards all or part of the cost of razor wire to be acquired by the Participant and utilised on the Vessel during the Risk Area transit, up to a limit of US$3,500, subject to the Participant providing necessary invoices and proof of payment;

(h)                          the Participant shall have the option of taking armed guards on the Vessel for Risk Area transits, subject to the conditions set out in clauses 14.4(i) and 14.4(j). If the Participant so wishes to take armed guards, the Company will arrange for the appointment of and pay for the cost of the armed guards on behalf of the Participant. In the case that the Participant insists on using a different armed guards service from that of the Company’s preferred provider, then the Company agrees to reimburse the cost of the armed guards but such reimbursement shall be limited to the price that could have been obtained from using the Company’s preferred armed guards service provider. The reimbursement of the cost of the

Participant’s own armed guards is subject to the Participant providing the necessary invoices and proof of payment;

(i)                              all waiting time and deviation for picking up and dropping off armed guards shall be for the account of the Company provided that the Company receives approval from the Participant for the use of the Company’s preferred armed guards service provider or confirmation of appointment of the Participant’s own choice of other armed guards service provider promptly and in a timely manner so as not to cause delay to the Vessel’s itinerary;

(j)                             the conditions for armed guards being taken on the Vessel for a Risk Area transit, are that:

(i)                                     if transiting the Gulf of Aden, the Vessel shall not wait for any naval convoy and shall proceed directly or transit with the first available MSCHOA grouped transit or naval convoy, whichever is earlier;

(ii)                                  the Vessel shall adopt a direct route through the Risk Areas, but always keeping a minimum distance of 300 nautical miles away from the East Somalian coast. However, if Master reasonably believes Vessel is at real imminent risk of attack, Vessel may deviate from this direct route to the extent necessary to avoid such risk; and

(iii)                               it is agreed that no armed guards are required to be taken on board the vessel for any transits going from the southern tip of India to the Arabian Gulf (or vice versa) which hug the Western Indian, Pakistani and Gulf of Oman coastlines.

Any waiting time or deviation in contravention of the conditions for the taking of armed guards set out in this paragraph (j) shall be off-hire and for the Participant’s account;

(k)                          it is further agreed that the Participant / Vessel will follow and implement the latest edition of BMP when in or transiting the Risk Areas;

(l)                              other than as set out in the above paragraphs of this clause 14.4, the Company will not cover for any other security or additional insurance measures adopted by the Participants; and

(m)                      the above provisions of this clause 14.4 are based on the current situation in the Gulf of Aden and the Indian Ocean, and this will be subject to review as and when the situation changes.

14.5                               If the Vessel is seized by pirates and the Vessel remains detained after ninety (90) days,  the Vessel shall be off-hired under this Agreement from the ninety-first (91st) day after the seizure and subject to clause 16.3, shall be put on-hire again once the Vessel is released and is made available to the Company in the same position as when the Vessel was seized.

14.6                               If additional war risk premium and crew bonus is paid out by the Participant in connection with an employment contract undertaken by the Vessel then subject to the other terms of this Agreement and the Time Charter Party, the Company will reimburse the Participant for the additional war risk premium and crew bonus at the next due pool distribution date, provided all relevant requirements in the Time Charter Party have been complied with and all relevant invoices and other requested documents have been submitted in good time by the Participant. However such reimbursement shall be done on the basis that the Company reserves its rights to reverse the reimbursement should the costs of the additional war risk premium and crew bonus be disputed and/or rejected by the sub-charterers under the relevant employment contract pursuant to which such costs were incurred.

15                                         ASSIGNMENT OF EARNINGS

15.1                               The earnings of the Pool may not be assigned by the Participant. The Participant may only assign the earnings distributed by the Pool pertaining to the Vessel.

16                                         WITHDRAWAL/TERMINATION

16.1                               The Vessel shall remain in the Pool for a minimum period of twelve (12) months from the date of delivery under the Time Charter Party subject only to the terms of this Clause.  The Participant and the Company shall be entitled to withdraw the Vessel from the Pool and terminate this Agreement by giving ninety (90) days’ notice, plus or minus thirty (30) days in the Company’s option, in writing to the other at any time after the expiry of the initial ten (10) month period that the Vessel is in the Pool, provided always that the Participant shall not be entitled to withdraw the Vessel from the Pool and terminate this Agreement until any contract entered into by the Company in respect of the Vessel (other than the Time Charter Party) has been fulfilled.  .  In such circumstances the termination notice shall take effect as expiring upon fulfilment of such contractual obligations.

16.2                               Notwithstanding the provisions of Clause 16.1 above, the Participant shall be entitled to withdraw the Vessel from the Pool and to terminate this Agreement during the first twelve (12)  months in the following circumstances:

(a)                          in the event that the Participant has agreed a firm sale of the Vessel to a Third Party.  In such circumstances, subject to (c) below, the Participant shall be entitled to withdraw the Vessel upon giving ninety (90) days’ notice, plus or minus thirty (30) days in the Company’s option, in writing to the Company;

(b)                          the Manager may, on behalf of the Company, and in its sole discretion, waive the requirement for a ninety (90) day notice provided for in (a) above.

(c)                           the Participant shall not be entitled to withdraw the Vessel from the Pool and terminate this Agreement, pursuant to (a) above, until any contract entered into by the Company in respect of the Vessel (other than the Time Charter Party) has been fulfilled.

16.3                               The Company may terminate this Agreement and the Vessel’s participation in the Pool with immediate effect by notice in writing to the Participant if any one of the following situations has arisen:

(a)                          the Vessel has been off-hire for periods totalling more than thirty (30) days over the last six (6) months;

(b)                          the Vessel’s or Participant’s performance of its tasks under the contract for which it has been used or its application or non-application of standard industry practices is, in the reasonable opinion of the Company, below the standard required (i) to maintain the reputation of the Pool/Company or (ii) to enable the Company to perform the contractual obligations towards the customers of the Pool/Company and to do so in an adequate and economic manner;

(c)                           the Vessel is, in the reasonable opinion of the Company, commercially untradeable to a significant proportion of the oil major company customers of the Pool/Company for any reason;

(d)                          the Participant is in breach with respect to its obligations under this Agreement (including the terms of the Time Charter Party) and the breach is of a nature which, in the reasonable opinion of the Company, warrants a cancellation of this Agreement;

(e)                           the Participant is insolvent and/or is subject to debt negotiations, bankruptcy and/or similar proceedings and/or is unable to or admits its inability to pay its debts as they fall due;

(f)                            except where clause 14.4 applies, the Vessel is captured, arrested, detained or confiscated and the Participant has not, within a period of fifteen (15) days in receipt of notification in writing from the Company thereof, remedied such situation;

(g)                           if the Participant or any of its Affiliates becomes a Sanctioned Person during the course of this Agreement; and

(h)                          if the Vessel is no longer controlled (whether by way of ownership or charter) by the Participant.

16.4                               Any termination of this Agreement and withdrawal of the Vessel from the Time Charter Party shall be without prejudice to any and all rights and obligations of the parties hereto attributable to such termination or withdrawal or to any event, circumstance or period, prior to the effective date of such termination or withdrawal or to any rights and obligations which survive such termination or withdrawal in accordance with this Agreement.

17                                         SIRE AND OIL MAJOR APPROVALS

17.1                               If at any time while the Vessel is at the disposal of the Company pursuant to this Agreement, the Vessel:

(a)                          ceases to have at least one positive hydrocarbon discharge port SIRE report not more than six (6) months old from one of (1) BP, (2) Total, (3) Shell, (4) ChevronTexaco, (5) Statoil and (6) Exxonmobil (a “Valid Sire Report”); and/or

(b)                          is not approved for any reason by three (3) or more of (1) BP, (2) Total, (3) Shell, (4) ChevronTexaco, (5) Statoil and (6) ExxonMobil (the “Oil Majors”),

then the Company shall have the discretion to deduct fifteen (15) Pool Earning Points from the Vessel with immediate effect for the duration that paragraphs (a) and/or (b) are applicable.

17.2                               For the purposes of this clause 17:

(a)                          a SIRE report is “positive” if there are no major non-conformities (as considered by OCIMF members) in respect of the Vessel mentioned in the SIRE report; and

(b)                          the Vessel is “not approved” by an Oil Major if the Vessel is, for whatever reason, rejected or not accepted, approved or preferred by an Oil Major for a prospective voyage charter or other vessel employment.

17.3                               If the Vessel has more than one hydrocarbon discharge port SIRE report not more than six (6) months old, then only the latest such SIRE report shall count for the purposes of this clause 17 and all such earlier SIRE reports shall be disregarded.

17.4                               If the Vessel is a newbuilding and has obtained a BP Newbuilding Questionnaire and a Shell Idle Inspection, the Company shall have no discretion to deduct Pool Earning Points in accordance with this clause 17 during the first three (3) months after delivery of the Vessel to the Company pursuant to this Agreement.

17.5                               If the Vessel does not have a Valid Sire Report and/or is not approved for any reason by three (3) or more Oil Majors because the Vessel has been trading in an area where SIRE inspectors are unwilling to visit, the Participant is obliged to arrange for a hydrocarbon discharge port SIRE inspection at the first opportunity that the Vessel is in a discharge port where SIRE inspectors are willing to visit (a “First Opportunity SIRE Inspection”). If the Participant complies with its obligation to arrange a First Opportunity SIRE Inspection, there shall be a grace period until twenty one (21) days after the date of the First Opportunity SIRE Inspection before the Company can exercise its discretion to deduct Pool Earning Points in accordance with this clause 17.

17.6                               Save where the Participant is in compliance with its obligations under clause 17.5, if the Vessel does not have a Valid Sire Report and/or is not approved for any reason by three (3) or more Oil Majors for a period of over forty five (45) days, the Company may terminate this Agreement and the Vessel’s participation in the Pool by giving twenty (20) days notice in writing to the Participant.

18                                         NATURE OF THE AGREEMENT

18.1                               This Agreement shall not constitute or give rise to any partnership between the Participant and the Company or other Pool Participants.   The Participant shall under no circumstances be responsible for the debt of any other Pool Participant nor (except as specifically provided for in this Agreement) for the debt of the Company.

18.2                               The Participant shall have no rights in respect of goodwill or other tangible or intangible assets of the Company apart from what is specifically stipulated in this Agreement.

19                                         CONFIDENTIALITY

19.1                               This Agreement including all terms, details, conditions, and period is to be kept private and confidential and beyond the reach of any third party, with the exception of the lending banks of the Participant or the Participant’s agents.  The terms and conditions of this Agreement are for the sole use of the parties to this Agreement and are not to be copied or used for any other purpose without the express written consent of the Pool.

20                                         TOTAL LOSS

20.1                               In the event of a total loss or constructive total loss of the Vessel, the Vessel’s participation in the Pool shall be deemed to be terminated at noon on the day of her loss or, should the Vessel be missing, at noon on the day on which she was last heard of.

21                                         CHOICE OF LAW AND JURISDICTION

21.1                               This Agreement is governed by and shall be interpreted in accordance with English law.

21.2                               All disputes arising under or in connection with this Agreement shall be referred to arbitration in London.  The arbitration shall be conducted in accordance with one of the following London Maritime Arbitrators’ Association (“LMAA”) Rules:

(a)                          where the amount claimed by the claimants is less than United States Dollars Two hundred and fifty thousand (US$250,000), excluding interest, the reference shall be to a sole arbitrator and the arbitration shall be conducted in accordance with the LMAA FALC Rules;

(b)                          where the amount claimed by the claimants is less than United States Dollars Fifty thousand (US$50,000), excluding interest, the reference shall be to a sole arbitrator and the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure;

(c)                           in any case where the LMAA procedures referred to above do not apply, the reference shall be to three arbitrators (one to be appointed by each of the parties and the third by the arbitrators so chosen) in accordance with the LMAA terms in force at the relevant time.

21.3                               In respect of clause 20.2(c), if either of the appointed arbitrators refuses to act or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place. If one party fails to appoint an arbitrator, whether originally or by substitution for two weeks after the other party, having appointed his arbitrator, has (by fax or letter) called upon the defaulting party to make the appointment, the President for the time being of the London Maritime Arbitrators’ Association shall, upon application of the other party, appoint an arbitrator on behalf of the defaulting party and that arbitrator shall have the like powers to act in the reference and make an award (and, if the case so requires, the like duty in relation to the appointment of a third arbitrator) as if he had appointed in accordance with the terms of this Agreement.

21.4                               In the event of such a dispute arising a party may first seek settlement by  mediation in accordance with the LCIA Mediation Procedure then in force provided that

(a)                          Both parties by mutual consent may proceed to mediation in accordance with Article 1 LCIA Mediation Procedure;

(b)                          a party shall lose the right to elect for mediation if, after receipt of a written notice of dispute from the other party specifying the nature of the dispute and referring to this clause, it fails to send to the LCIA Registrar (copied to the other party) a Request for Mediation within 14 days of receipt of such notice;

(c)                           if a Request for Mediation is made neither party may decline mediation, save by mutual agreement

(d)                          the mediator shall be experienced in the commercial field with not less than (5) years experience of adjudicating in international oil trading disputes;

(e)                           in the event the mediator convenes a meeting the attending representative of each party shall have plenipotentiary power to settle the dispute, and neither party may be accompanied or represented by a practicing barrister.

22                                         LIABILITY AND INDEMNITY

22.1                               The Company shall be under no liability to the Participant for any loss, damage, delay or expense, of whatsoever nature, whether direct or indirect, including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel, howsoever arising, in the course of performance of, or otherwise in connection with, this Agreement.

22.2                               The Participant shall indemnify and hold harmless the Company in respect of all liabilities howsoever incurred by it in the performance of its obligations hereunder or others arising in connection with this Agreement.

22.3                               Himalaya. It is hereby expressly agreed that no employee or agent of the Company shall be under any liability to the Participant for any loss, damage, delay, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions of this clause 22.3, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Company or to which the Company is entitled hereunder, shall also be available as shall extend to protect every such employee or agent of the Company acting as aforesaid and for the purpose of all the foregoing provisions of this Article 22, the Company is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time and all such persons shall to this extent be or be deemed to be parties to this Agreement.

22.4                               Save as otherwise provided in this Agreement, neither the Participant nor the Company shall be under any liability under this Agreement for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control (“Force Majeure”) PROVIDED that to the extent that any failure by the Participant or the Company is attributable to any event or circumstance affecting, or any act or omission of, a third party who is a person linked by a contract or a chain of contracts to the Participant or the Company, the Participant or the Company shall be relieved from liability only to the extent that such third party is affected by events or circumstances which would qualify as Force Majeure under this Agreement if such that third party were itself the Participant or the Company. Relief under this clause 22.4 shall cease to be available to the Participant or the Company if it fails to exercise reasonable care to overcome or circumvent such Force Majeure.

23                                         NOTICES

23.1                               Notices or other communications under or with respect to this Agreement shall be in writing and shall be delivered personally or shall be sent by mail, telefax or email to the parties at their respective addresses set forth below or to such other address as to which notice is given:

To the Participant:

Navig8 Crude Tankers 1 Inc

c/o President, Navig8 Crude Tankers Inc,

One Gorham Island Suite 101,

Westport, CT 06880,

USA

To the Company:

VL8 Pool Inc.

Trust Company Complex, Ajeltake Road,

Ajeltake Island, Majuro, Marshall Islands MH 96960

Attn to: Jason Klopfer

Telefax: +44 (0)20 7467 5867

Email: notices@navig8group.com

Pool withdrawal notices should also be emailed to:

ops@navig8group.com

Notice shall be deemed given upon sending except for notice by mail which shall be deemed given upon receipt.

24                                         ENTIRE AGREEMENT

24.1                               This Agreement constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.  Each of the parties acknowledges and agrees that in entering into this Agreement it does not rely on any pre-contractual representation and/or statement whether in writing or in words.

24.2                               This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

25                                         RIGHTS OF THIRD PARTIES

25.1                               Save as expressly provided in this Agreement, no terms of this Agreement shall be enforceable by a third party, being any person other than the parties hereto and their permitted successors and assignees.  The provisions of the Contracts (Rights of Third Parties) Act 1999 shall accordingly not apply to this Agreement.

IN WITNESS the Parties hereto have executed this Agreement the day and year first above written.

SIGNED by	)	/s/ Philip A. Stone
		By:	Philip A. Stone
on behalf of NAVIG8 CRUDE TANKERS 1 INC	)		Director

SIGNED by	)	/s/ Peder J. Moller
		By:	Peder J. Moller
on behalf of VL8 POOL INC	)		Director

APPENDIX 1

POOL EARNINGS POINTS CALCULATION

APPENDIX 2

COMMERCIAL MANAGEMENT AGREEMENT

APPENDIX 3

TIME CHARTER PARTY

[NOT APPLICABLE]

THE FOLLOWING FIXTURE CONCLUDED AS PER DETAILS BELOW:

CHARTER PARTY DATE:	[ ]

DISPONENT OWNER:	[ ]

CHARTERERS:	VL8 POOL INC.

VESSEL:	[ ]

HIRE RATE:	Zero Hire but without prejudice to VL8 Pool Inc’s obligation to pay distributions to the Disponent Owner in accordance with clause 8 of the Pool Agreement for the Vessel.

LAYCAN:	[ ]

All other terms and conditions as per head tcp dated  [              ] between [    ] and [              ] (as attached) with logical amendments.

Owner/Disponent owner	Charterers

APPENDIX 4

STANDARD TIME CHARTER PARTY OF THE POOL

Schedule of Substantially Identical Issuer Contracts Omitted

Pool Participation Agreement, dated as of December 17, 2013, by and between VL8 Pool Inc. and Navig8 Crude Tankers 8 Inc. with respect to Hull No. H1358

Pool Participation Agreement, dated as of March 25, 2014, by and between VL8 Pool Inc. and Navig8 Crude Tankers 11 Inc. with respect to Hull No. NTP0137

Pool Participation Agreement, dated as of March 25, 2014, by and between VL8 Pool Inc. and Navig8 Crude Tankers 12 Inc. with respect to Hull No. NTP0138

Pool Participation Agreement, dated as of March 25, 2014, by and between VL8 Pool Inc. and Navig8 Crude Tankers 9 Inc. with respect to Hull No. H1384

Pool Participation Agreement, dated as of March 25, 2014, by and between VL8 Pool Inc. and Navig8 Crude Tankers 10 Inc. with respect to Hull No. H1385

Pool Participation Agreement, dated as of March 25, 2014, by and between VL8 Pool Inc. and Navig8 Crude Tankers 13 Inc. with respect to Hull No. 2794

Pool Participation Agreement, dated as of March 25, 2014, by and between VL8 Pool Inc. and Navig8 Crude Tankers 14 Inc. with respect to Hull No. 2795

Pool Participation Agreement, dated as of December 17, 2013, by and between VL8 Pool Inc. and Navig8 Crude Tankers 2 Inc. with respect to Hull No. S769

Pool Participation Agreement, dated as of December 17, 2013, by and between VL8 Pool Inc. and Navig8 Crude Tankers 3 Inc. with respect to Hull No. S770

Pool Participation Agreement, dated as of December 17, 2013, by and between VL8 Pool Inc. and Navig8 Crude Tankers 4 Inc. with respect to Hull No. S771

Pool Participation Agreement, dated as of December 17, 2013, by and between VL8 Pool Inc. and Navig8 Crude Tankers 5 Inc. with respect to Hull No. H1355

Pool Participation Agreement, dated as of December 17, 2013, by and between VL8 Pool Inc. and Navig8 Crude Tankers 6 Inc. with respect to Hull No. H1356

Pool Participation Agreement, dated as of December 17, 2013, by and between VL8 Pool Inc. and Navig8 Crude Tankers 7 Inc. with respect to Hull No. H1357